EXHIBIT 16
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                                                             Effective 07/19/00

                              JOINT CODE OF ETHICS

I.    BACKGROUND

      1. This Code of Ethics has been adopted by USAA Investment Management Company ("IMCO"), USAA Shareholder Account Services ("SAS") and each of the USAA Funds (as defined in Appendix A) in order to comply with the Investment Company Act of 1940 which requires that every investment company and its investment adviser adopt such a Code in order to regulate the personal investing activities of its personnel.

      2. The purposes of this Code are to implement the provisions of Rule 17j-1, as amended, in particular to prohibit fraudulent, deceptive or manipulative acts by fund personnel in connection with their personal transactions in Covered Securities held or to be acquired by the funds, and to avoid conflicts of interest so that the confidence of investors in the USAA Funds and other clients of IMCO ("OTHER IMCO-MANAGED ACCOUNTS") as well as USAA members and customers will be preserved.

      3. In adopting this Code, the Boards of Directors/Trustees (hereinafter "BOARD OF DIRECTORS") of IMCO, SAS and the USAA Funds emphasize that all persons covered by this Code must agree:

           (a) to place the interests of USAA Fund shareholders and other IMCO-managed accounts above their own personal interests;

           (b) to refrain, in the conduct of all of their personal affairs, from taking any inappropriate advantage of their positions with IMCO, SAS and the USAA Funds; and

           (c) to conduct all "personal securities transactions" so as to fully comply with the provisions of this Code in order to avoid any actual or even apparent conflict or claim of a conflict of interest or abuse of such person's position with IMCO, SAS and the USAA Funds.

      4. This Code is intended to be administered together with the "Policy Statement Concerning Insider Trading" (the "IMCO INSIDER TRADING POLICY") as adopted and revised, from time to time, by IMCO, as well as the "USAA Policy Statement and Procedures on Conflict of Interest and Business Ethics" (the "USAA CONFLICTS POLICY") as adopted and revised, from time to time, by the United Services Automobile Association ("USAA").

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      5.   In adopting this Code, the Boards of Directors have considered:

           (a) how the Code's restrictions and procedures as to compliance should be framed in light of IMCO's and SAS's legal and ethical obligations to the USAA Funds and all other IMCO-managed accounts;

           (b) and determined that the Code contains provisions reasonably necessary to prevent Access Persons from engaging in Unlawful Actions;

           (c)    the overall nature of the USAA Funds' operations; and

           (d) issues and concerns raised by transactions in different kinds of securities, and by the personal securities transactions of different categories of personnel (including portfolio managers, analysts, traders, fund accountants, other investment personnel, and all "access persons" in general).

      6. The Boards of Directors of all entities which have adopted this code have also provided for the fair, just and equitable treatment of all of the officers, directors and employees who will be affected by this Code.

II.   DEFINITIONS

      For the definitions of important terms used throughout this Code, see "Appendix A."

III.  JOINT CODE OF ETHICS COMMITTEE

      1. PURPOSE, AUTHORITY AND RESPONSIBILITIES. A Joint Code of Ethics Committee ("Committee") has been established which has authority and responsibility to interpret, adopt and implement procedures designed to ensure compliance with this Code. The corporate governance committees of the USAA Funds receive recommendations from the Joint Code of Ethics Committee concerning the interpretation, adoption of amendments and implementation of procedures designed to ensure compliance with the code by the USAA Funds.

           The Committee shall perform an annual review of the Code and the IMCO Insider Trading Policy to discuss (1) what, if any, changes to the Code or the IMCO Insider Trading Policy may be appropriate; and
           (2) compliance with the Code or the IMCO Insider Trading Policy over the previous year. Upon completion of the annual review, the Compliance Officer, on behalf of the Committee, shall prepare an annual written report to the Boards of Directors that at a minimum
           (1) summarizes existing procedures contained in the Code and the IMCO Insider Trading Policy and any changes in the procedures made during the past year; (2) describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material

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           violations;  (3) identifies  any  recommended  changes  in  existing restrictions or procedures based upon IMCO's experience under the Code or IMCO Insider Trading Policy, evolving industry practices,  or developments  in applicable laws or regulations;  and
           (4) certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the code. In conjunction with its annual review of the Code, the Committee also shall provide a report to the Corporate Governance Committees of the USAA Funds summarizing the provisions of the Code as they apply to the disinterested directors/trustees and proposing any changes to the Code as it applies to disinterested directors/trustees.

           The Committee Charter contains provisions which will be of interest to all persons covered by this Code. Copies of the Charter will be furnished by the Compliance Officer upon request and should be treated as the confidential property of IMCO.

      2. VIOLATIONS; INVESTIGATIONS; EMPLOYMENT-RELATED SANCTIONS; DISGORGEMENT. The Committee Charter authorizes the Committee to investigate as well as to conduct informal hearings (including the power to call individuals as witnesses) to determine whether violations of this Code have been committed by any persons subject thereto. In the event that a substantive violation of this Code is determined to have occurred, the Charter grants the Committee authority to impose certain employment-related sanctions listed therein. Authority is also granted to the Committee to issue directions, by way of disgorgement of any security or money, and to take whatever further enforcement action the Committee deems prudent and necessary to see that violations are fully and adequately rectified.

IV.   AFFIRMATIVE OBLIGATIONS

      1.   IMCO.  IMCO shall:

           (a) compile a list of all "access persons," to be updated as soon as practicable, but no less frequently than on a monthly basis; and

           (b) issue timely notice to all employees of their addition to, or removal from, such list.

      2. REPORTING PERSONS. Upon initial employment or association with IMCO, SAS or other entity designated by the Compliance Officer (SEE sub-paragraphs (a) and (b) below), and no less frequently than annually thereafter (SEE sub-paragraphs (a) to (c) below), all reporting persons shall be informed of all reporting obligations required by this Code and shall:

           (a)  affirm  in  writing   their  receipt  of,   familiarity   with,
                understanding of, and agreement to comply with:

                (i)  those provisions of this Code that pertain to them; and

                (ii) all provisions of the IMCO Insider Trading Policy.

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           (b)  agree  in  writing  to  cooperate  with any  investigations  or inquiries to determine whether substantive violations of this Code, or of the above-referenced related policy statement, have occurred.

           (c) certify in writing compliance with those provisions of this Code (including, in particular, the transaction reporting requirements of the Code), and the above-referenced related policy statement, at all times since the effective date of such person's last such certification.

       3. INTERESTED ACCESS PERSONS. All interested access persons shall make prompt oral or written disclosure to the Compliance Officer as well as the IMCO Senior Vice President in his or her area of the firm of any actual or apparent material conflict(s) of interest which the interested access person may have with regard to any Covered Security in which he or she has a beneficial ownership interest and which he or she knows, or has reason to know, is the subject of a buy, sell or hold recommendation to or concerning any USAA Fund or other IMCO-managed account.

 V.   RESTRICTIONS AS TO GIFTS, ETC. AND DIRECTORSHIPS

      1. GIFTS, GRATUITIES, FAVORS, AWARDS OR OTHER BENEFITS. In addition to those provisions of the USAA Conflicts Policy and NASD Rules of Fair Practice relating to the receipt of gifts and other benefits, all reporting persons other than disinterested directors/trustees are prohibited from receiving any gift, gratuity, favor, award or other item or benefit having a market value in excess of $100 per person, per year, from or on behalf of any person or entity that does, or seeks to do, business with or on behalf of IMCO, SAS or any USAA Fund. Business-related entertainment such as meals, tickets to the theater or a sporting event which are infrequent and of a non-lavish nature are excepted from this prohibition.

      2.   DIRECTORSHIPS.
           --------------

           (a) GENERAL RULE. Interested access persons are and shall hereby be prohibited from serving on the board of directors of any publicly traded company absent prior written approval by the Joint Code of Ethics Committee.

           (b) APPLICATIONS FOR APPROVAL. Applications for approval of service as a director of a publicly traded company shall be directed, in writing, to the office of the Compliance Officer for prompt forwarding to the Joint Code of Ethics Committee. In dealing with such applications, the Committee shall consider all factors which it deems to be pertinent to the request. Approvals, once granted, may be revoked, in the discretion of the Committee, at any time and upon no prescribed advance notice.

           (c)  SUBSEQUENT  INVESTMENT  MANAGEMENT  ACTIVITIES.   Whenever  any
                interested  access  person is  granted  approval  to serve as a
                director  of  a  publicly   traded  company  he

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                or  she  shall personally  refrain  from  participating  in any deliberations, recommendations, or considerations of whether or not to recommend that any securities of that company be purchased, sold or retained in the investment portfolio of any
                USAA Fund  or  other  IMCO-Managed   Account.  All  appropriate
                portfolio managers are to be advised in writing by the Compliance Officer that specific interested access person is to be excluded from such decisions.

VI.   SUBSTANTIVE RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

      1. INITIAL PUBLIC OFFERINGS. No interested access person or IMCO-NASD registered employee shall effect or be permitted to effect the purchase of a security from the issuer, or any member of the underwriting syndicate or selling group, in and during the course of any initial public offering by or on behalf of the issuer of such security.

       2.  Limited offering TRANSACTIONS.

           (a) GENERAL RULE. No interested access person may purchase a security in a limited offering transaction without obtaining the advance written approval of the Compliance Officer.

           (b) EXCEPTION. In determining whether or not to grant approval of participation in a limited offering, the Compliance Officer is directed to consider, among any other pertinent factors:

                (i) whether the investment opportunity is available to, and should be reserved solely for, the USAA Funds; and

                (ii) whether the opportunity is or seems to have been made available to the access person due to or by virtue of the position which he or she holds with IMCO and/or the USAA Funds.

           (c)  SUBSEQUENT INVESTMENT MANAGEMENT ACTIVITIES.

                (i) Interested access persons who are granted advance written approval to purchase a security in a limited offering transaction shall timely comply with the continuing disclosure requirements of paragraph IV.3 above in connection with any actual or apparent conflict(s) of interest that might otherwise arise should IMCO, any USAA Fund or any other IMCO-managed account consider for purchase, sale or retention of any security whatsoever issued by the same issuer.

                (ii)  In   adopting   this   Code,   IMCO    acknowledges   its
                      responsibility to monitor activities of the firm and those of its interested access persons to ensure that investment decisions on behalf of the USAA Funds and/or any other IMCO-managed account relating to any Covered Security whatsoever of an issuer
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                      with respect to which  an  interested  access  person has
                      obtained pre-acquisition approval will be subject to independent review by senior IMCO investment personnel having no personal interest in the issuer or any of its securities.

      3.   PERSONAL SECURITIES TRANSACTION "BLACK-OUT" TRADING RESTRICTIONS

           (a)  PROHIBITED   TRADING   "BLACK-OUT"   PERIODS.   The   following
                categories of personnel are subject to the following self-operative restrictions upon execution of personal securities transactions by or on their behalf:

                (i) "PENDING ORDER" RESTRICTION. Subject only to the exceptions noted in sub-paragraph (b) below, no interested access person may effect a personal securities transaction in a Covered Security with respect to which any USAA Fund or other IMCO-managed account has outstanding a purchase or sale order (the "PENDING ORDER") regarding the same Covered Security or any equivalent security.

                (ii) 14-DAY RESTRICTION. No portfolio manager may effect a personal securities transaction within seven calendar days before, or seven (7) calendar days after, the trade date of a purchase or sale of the same Covered Security or any equivalent Covered Security by or on behalf of any USAA Fund or other IMCO-managed account for which he or she serves as portfolio manager.

                In the event that a personal securities transaction is effected in contravention of either of the two foregoing restrictions, the interested access person or portfolio manager involved shall, as soon as practicable after becoming aware of the violative nature of his or her personal transaction (IRRESPECTIVE OF ANY PRE-EXECUTION CLEARANCE WHICH MAY HAVE BEEN PREVIOUSLY GRANTED FOR THE TRANSACTION), promptly (I) advise the office of the Compliance Officer of the violation, and (II) comply with whatever directions, by way of disgorgement, which the Compliance Officer may issue in order for the violation to be fully and adequately rectified.

           (b) EXCEPTIONS TO THE "PENDING ORDER" TRADING RESTRICTION. The Compliance Officer may and is hereby authorized to grant, absent circumstances inconsistent with the recitals to this Code, exception and relief to interested access persons from the trading restriction established by sub-paragraph (a)(i) above where the pending order:

                 (i) has been placed by or on behalf of a USAA Fund or other IMCO-managed account, the investment objective of which is to substantially replicate the performance of a broad-based, publicly-traded market basket of common stocks (E.G., the Standard & Poor's 500 Composite Stock Index); or

                (ii) relates to the common stock of an issuer included within the Standard & Poor's 500 Composite Stock Index, AND the access person's requested trade does not, when aggregated with any and all such other like trades in the same Covered

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                      Security  or  any equivalent  Covered Security during the
                      previous thirty (30) calendar days, exceed a total of 500 shares.

      4.   SHORT-TERM MATCHED PROFIT TRANSACTIONS.

           (a) PROHIBITED TRANSACTIONS. Subject to the exceptions noted immediately below, no investment personnel shall engage in any "short-term matched profit transaction" within the meaning of this Code.

                   N.B. Investment personnel should note that this prohibition is intended to apply to all instances of short-term (i.e., 60 calendar days or less) security "short-selling," as well as short-term investment activities (of a hedging, as well as a speculative nature) in or involving options.

           (b) EXCEPTIONS. The Compliance Officer may, and is hereby granted authority to determine, in his or her discretion, to except a given personal securities transaction from the prohibition established by the foregoing sub-paragraph in cases where:

                (i) the transaction, and any earlier personal securities transaction with which it may be matched over the most recent 60 calendar days, do not appear to evidence actual abuse of a conflict of interest with any USAA Fund or other IMCO-managed account (as, for example, where the Covered Security(ies) involved have not recently been held, traded or actively considered for investment or trading by such accounts); or

                (ii) the investment personnel demonstrate that a BONA FIDE and sufficient personal or family economic hardship exists warranting the granting of such an exception.

                Exceptions    should   be   granted   only   upon   meritorious
                circumstances and, if granted, are to be promptly reported, in writing, to the Joint Code of Ethics Committee.

      5.   EXCESSIVE SHORT-TERM TRADING

           IMCO management encourages employees to invest. However, we believe there is a distinction between investment and the attempt to generate profits by trading securities. This latter activity is not compatible with the performance of an individual's job. Frequent trading which diverts the employee's attention from the job is unacceptable.

           Employees will refrain from engaging in a pattern of securities transactions:

           (a) that involves such frequent trading as to potentially impact an employee's ability to carry out his or her duties; or

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           (b)  that implies that an employee  might  become  preoccupied  with tracking personal investments or working on his or her trading strategies during working hours; or

           (c) that involves margin debit balances that exceed1/2 of the employee's annual base salary.

           After consideration of the above criteria, the Code of Ethics Committee may place restrictions on the personal trading activity of employees who engage in short-term trading activity that the Committee, in its judgment, deems to be excessive.


VII. PRE-EXECUTION CLEARANCE OF PERSONAL SECURITIES TRANSACTIONS

      1.   REQUIREMENT TO SEEK AND OBTAIN PRE-EXECUTION CLEARANCE.

           (a) GENERAL RULE. Each access person shall, as a pre-condition to the execution of any personal securities transaction, be required to seek and obtain the express approval of such action by the Compliance Officer (or such officer's delegate), which approval may be in oral or written form, as the access person elects. Should oral approval be sought, the interested access person shall be bound by the written record made thereof by the Compliance Officer (or such officer's delegate).

           (b) RULE APPLICABLE TO DISINTERESTED DIRECTOR/TRUSTEES. Disinterested director/trustees shall be entitled to exemption on a transaction-by-transaction basis from the pre-execution clearance requirement of the foregoing sub-paragraph, provided that at the time of execution of the given personal securities transaction, they have no actual knowledge regarding whether or not the Covered Security at issue, or any equivalent Covered Security has, at any time during the previous fifteen calendar days, been either (I) purchased or sold, or (II) actively considered for purchase or sale, by or on behalf of any USAA Fund or other IMCO-managed account. Should a disinterested director/trustee believe that he or she is, in fact, in possession of such knowledge with respect to a contemplated personal securities transaction, the transaction may not occur without pre-execution clearance as prescribed by sub-paragraph
                (a) above.

      2.   PROCEDURES FOR PROCESSING SUCH REQUESTS.

           (a) ACCESS PERSON PROCEDURES. In making requests for pre-execution clearance, access persons will be required to furnish whatever information is called for by the office of the Compliance Officer.

           (b)  COMPLIANCE OFFICER PROCEDURES.

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                (i)   IMCO  TRADER  AND  PORTFOLIO  MANAGER  CONSIDERATION.
                      Before a decision is made concerning a pre-execution clearance request, the Compliance Officer or his or her delegate shall make such inquiries as are reasonably necessary to determine whether the proposed transaction would violate any express provision of this Code, or would otherwise give rise to an actual or apparent material conflict of interest, and shall take such action as may be consistent with such determination.

       3. EFFECT OF PRE-EXECUTION CLEARANCE. Approval of a request for pre-execution clearance shall not operate as a waiver, satisfaction or presumption of satisfaction of any other provision of this Code, but only as evidence of an access person's good faith, which may be considered by the Joint Code of Ethics Committee should a violation of any other provision of this Code be determined to have occurred.

       4. LIMITATIONS UPON EXECUTION OF APPROVED TRANSACTIONS. The Joint Code of Ethics Committee shall be authorized to establish terms and conditions upon which all approved personal securities transactions may be executed. Such terms and conditions may be amended, from time to time, and, where practicable, shall be stated on the pre-execution clearance request form. At a minimum, such terms and conditions shall include requirements that the access person acknowledge, by signing the request form:

           (a) his or her responsibility, pursuant to paragraph VIII.4(a) of this Code, to ensure that the executing broker-dealer (or its clearing broker) simultaneously provide a duplicate confirmation of the trade, when executed, directly to the office of the Compliance Officer;

           (b) his or her understanding and agreement that if, for any reason whatsoever, the approved request is not acted upon within the time frame allowed by the Compliance Officer, the clearance shall be deemed to have lapsed and terminated, necessitating a further original request if the trade is still desired to be pursued by the access person; and

           (c)  his or her  agreement  to notify  the  Compliance  Officer  if,
                having  received  approval,   the  access  person  subsequently
                determines not to pursue the approved trade.

      5. DENIALS. Grounds for denials of requests for pre-execution clearance will be provided by the Compliance Officer, in writing, upon the access person's request form.

      6.   APPEALS.

           (a) DISCRETIONARY. Access persons may appeal to the Joint Code of Ethics Committee for a hearing as to reasons why a denial of pre-execution clearance by the Compliance Officer should be overturned and reversed by the Committee. Whether or not such a hearing will be granted is totally within the discretion of the Committee.

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           (b)  PROCEDURES REGARDING APPEALS. Requests for an appeal must be in writing, stating all reasons therefor, and delivered to the office of the Compliance Officer not later than seven (7) calendar days following the date of final denial of the pre-execution clearance request. Further procedures governing appeals are to be adopted by the Joint Code of Ethics Committee and shall be furnished, upon request, by the office of the Compliance Officer.


VIII. ADMINISTRATION OF CODE OF ETHICS; REPORTING AND DISCLOSURE REQUIREMENTS TO EFFECTUATE AND MONITOR COMPLIANCE WITH THIS CODE, THE IMCO INSIDER TRADING POLICY AND RULE 204-2(A)(12) UNDER THE INVESTMENT ADVISERS ACT OF 1940

      1. ANNUAL REPORT TO BOARDS OF DIRECTORS; Annually, a written report will be delivered to the Boards of Directors by the Compliance officer that: (1) describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and (2) certifies that the Fund, investment adviser or principal underwriter, as applicable, has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      2. ANNUAL REVIEW AND APPROVAL OF THE CODE OF ETHICS BY THE BOARDS OF DIRECTORS.

           >> The Boards of Directors, including a majority of directors who are not interested persons of the USAA Funds, must review and approve the Code of Ethics and any material changes to the Code.

           >> A material change to the code must be approved by the Boards of Directors no later than six months after adoption of the material change.

           >> The Boards of Directors must base approval on a determination that the code contains provisions reasonably necessary to prevent interested access persons from engaging in Unlawful Actions prohibited by Rule 17j-1 as amended.

      3. INITIAL HOLDINGS REPORTS. No later than 10 days after a person becomes an Access Person, the following information shall be provided to compliance officer: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person; (b) the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and
           (c) the date that the report is submitted by the Access Person.

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      4.   BROKERAGE  ACCOUNT  CONFIRMATIONS  AND  STATEMENTS.   All  reporting
           persons are required to ensure that the office of the Compliance Officer is furnished duplicate copies of the following documents:

           (a) confirmations issued by broker-dealers upon the execution of all personal securities transactions in any Covered Security in which the reporting person had, at the time of the transaction, or by reason of the transaction acquired, any direct or indirect beneficial ownership interest in the Covered Security or Covered Securities which were the subject of the transaction; and

           (b) any regular periodic or other statements reflecting personal securities transaction activity within any account with a securities broker-dealer in which the reporting person has any direct or indirect beneficial ownership interest.

           Such   copies   shall  be  provided   to  the   Compliance   Officer
           contemporaneously with the time that the reporting person receives his or her copies from the broker-dealer.

      5. QUARTERLY REPORTS BY INTERESTED ACCESS PERSONS. Every interested access person shall submit to the Compliance Department, on a calendar quarterly basis, a report (the "Quarterly Report") of all personal securities transactions. To facilitate preparation of this report, at the end of each calendar quarter the Compliance Department will provide each interested access person a listing of transactions for which the Compliance Department had received duplicate confirmations during that quarter. An interested access person shall review and revise such listing as appropriate to satisfy this quarterly report requirement. Such quarterly report shall be submitted within ten (10) calendar days after the end of each calendar quarter. The Quarterly Report need not include any transactions in "excepted securities" as defined in Appendix A of this Code of Ethics and shall be filed with the Compliance Department regardless of whether or not the interested access person had a beneficial ownership interest in any securities transactions during the quarter.

           The Quarterly Report shall contain the following information:

           (a) the date of the transaction, the title and the number of shares, the interest rate and maturity date (if applicable) and the principal amount of each Covered Security involved;

           (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

           (c) the price of the Covered Security at which the transaction was effected; and

           (d) the name of the broker, dealer or bank with or through whom the transaction was effected.

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           (e)  the date that the report was submitted by the interested access person.

           With respect to any account established by an interested access person in which any Covered Securities were held during the quarter for the direct or indirect benefit of the interested access person:

              (1) the name of the broker, dealer or bank with whom the interested access person established the account;
              (2)  the date the account was established; and

              (3) the date that the report is submitted by the interested access person.


      6. REPORTS BY ACCESS PERSONS OF TRANSACTIONS IN SHARES ISSUED PURSUANT TO DIVIDEND REINVESTMENT PLANS.

           (a) Notwithstanding that transactions in shares issued pursuant to automatic dividend reinvestment plans are excluded from the term "purchase or sale of a security" within the meaning of this Code, in order to facilitate IMCO's compliance with the books and records provisions of Rule 204-2(a)(12) under the Investment Advisers Act of 1940, all interested access persons shall be required to inform the office of the Compliance Officer, in writing, of any transaction in Covered Securities issued pursuant to dividend reinvestment plans in which the interested access person has any direct or indirect beneficial ownership interest, not later than ten (10) calendar days after the end of the calendar quarter in which such transaction has occurred.

           (b) Notwithstanding anything to the contrary in this Code, a disinterested director/trustee shall not be required to report transactions in Covered Securities issued pursuant to a dividend reinvestment plan (regardless of whether the transaction is automatic), provided that at the time of execution of the transaction, the disinterested director/trustee has no actual knowledge regarding whether or not the Covered Security at issue, or any equivalent Covered Security has, at any time during the previous fifteen calendar days, been either (i) purchased or sold, or (ii) actively considered for purchase or sale, by or on behalf of any USAA Fund or other IMCO-managed account. Should a disinterested director/trustee believe that he or she is in fact in possession of such knowledge with respect to a contemplated personal securities transaction, the transaction must be reported in the manner set forth in paragraph (a) above with respect to interested access persons.

      7. ANNUAL HOLDINGS REPORTS. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted) must be submitted to the compliance officer: (a) the title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership; (b) the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect

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
           benefit of the Access Person; and (c) the date that the report is submitted by the Access Person.

      8. OTHER DISCLOSURE REQUIREMENTS. Each reporting person shall be required to furnish upon his or her initial association with IMCO or SAS a disclosure and identification of:

           (a)  all  accounts  with  securities  broker-dealers  in  which  the
                reporting   person   currently   has  any  direct  or  indirect
                beneficial ownership interest;

           (b) any investment or other similar clubs or groups in which he or she wishes to participate in (Participation in such clubs or groups requires advance authorization and continuous compliance with such terms and conditions as the Compliance Officer may impose); and

           (c) any regular outside business interest and/or activities of the reporting person (whether compensated or uncompensated), including any directorships within the purview of paragraph V.2 above in which he or she currently serves provided, however, that sub-paragraphs (a) and (b) above shall not apply to disinterested directors/trustees.

           Subsequent developments necessitating additions, deletions or other changes in the above information shall be brought by reporting persons to the attention of the office of Compliance Officer prior to the occurrence of developments within the scope of sub-paragraph
           (a) and (b) above, and promptly following occurrences within the scope of sub-paragraph (c) above. The information on file will be provided to persons to whom this Code applies on an annual basis by the office of the Compliance Officer.

           Each reporting person shall also be required, upon his or her initially becoming subject to this Code, and annually thereafter to disclose and identify all individual Covered Securities in which the reporting person had, as of the effective date of such disclosure, any direct or indirect beneficial interest.

      9.   Exemption to Reporting Requirements:

           >> A person need not make an initial, quarterly or annual report under this section with respect to transactions effected for, and Covered Securities held in, any account over which the person had no direct influence or control.

     10. Review of Reports: The compliance officer or his authorized designee shall review the above-described reports pursuant to procedures established by the compliance department. The compliance officer shall report the results of his review to appropriate management personnel.

     11. Recordkeeping Requirements: The following records must be maintained by the compliance officer and shall be made available to the Commission or any representative of the Commission at any time and from time to time for reasonable periodic, special or other examination:

           >> A copy of the code of ethics for each organization that is in effect or was in effect within the past five years in an easily accessible place;

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
           >> A record of any violation of the code of ethics, and of any action taken as a result of the violation, must be maintained in an easily accessible place for at least five years after the end of the fiscal year in which the violation occurs.

           >> A copy of each report required to be made by an Access Person including any information provided in lieu of the reports (such as brokerage statements), must be maintained for at least five years after the end of the fiscal year in which the report is made or the information is provided, the first two years in an easily accessible place;

           >> A record of all persons, currently or within the past five years, who are or were required to make reports under the code of ethics, or who are or were responsible for reviewing these reports, must be maintained in an easily accessible place, and

           >> A copy of each report to the Boards of Directors must be maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.

           >> A record of any decision, and the reasons supporting the decision, to approve the acquisition by interested access person of securities under limited offerings, for at least five years after the end of the fiscal year in which the approval is granted.

      12. Disclosure Requirements: Appropriate disclosure information shall be provided, pursuant to applicable statutes, rules and regulations, with respect to the existence of this Code of Ethics and provisions which permit personnel subject to this code to invest in securities, including securities that may be purchased or held by the USAA Funds.

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
                           APPENDIX A -- DEFINITIONS

   As used within this Code, the following terms have the following meanings:

DEFINED PERSONS

1. "ACCESS PERSON" means any director, trustee or officer of IMCO, SAS and/or of any one or more of the USAA Funds, any advisory person and any other person designated by the Compliance Officer.

2. "ADVISORY PERSON" means any employee of USAA or its subsidiaries who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of securities by any one or more of the USAA Funds or other IMCO-managed accounts, or whose functions relate to the making of recommendations with respect to such purchases or sales.

3. "DISINTERESTED DIRECTOR/TRUSTEE" means any director or trustee of a USAA Fund who is not an "interested person" of the Fund as the quoted term is defined by Section 2(a)(19)(A) of the Investment Company Act of 1940 and rules of the SEC thereunder.

4. "IMCO-NASD REGISTERED EMPLOYEE" means any officer or employee of IMCO, SAS or other USAA company affiliated with IMCO, who is licensed and registered with the National Association of Securities Dealers, Inc. ("NASD") to engage in one or more categories of securities brokerage activities subject to the supervision and control of IMCO.

5. "INTERESTED ACCESS PERSON" means any "access person" who is not a "disinterested director/trustee."

6. "INVESTMENT PERSONNEL" means. any employee of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund and any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

7. "PORTFOLIO MANAGER" means any "access person" who, with respect to any USAA Fund or other IMCO-managed account, has or shares with any other person the primary responsibility for the day-to-day management of the investment portfolio of such Fund or account.

8. "REPORTING PERSON" means any officer or director of any USAA Fund, any officer, director or employee of IMCO or SAS, any IMCO-NASD registered employee, any interested access person, and any other person designated by the Compliance Officer.

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
DEFINED SECURITIES

9. "COVERED SECURITY" encompasses each of the following (but not "excepted security" which is separately defined below):

      * any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights;

      * any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof);

      * any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or

      * in general, any interest or instrument commonly known as a "security," or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

10. "EQUIVALENT COVERED SECURITY" means, with respect to another security (the "SUBJECT SECURITY"), any security of the same class as the reference security, as well as any option (including puts as well as calls), warrant, convertible security, subscription or stock appreciation right, or other right or privilege on, for or with respect to the subject security.

11.   "EXCEPTED SECURITY" means any:

      (a) security issued by the Government of the United States, bankers' acceptance, bank certificate of deposit, commercial paper, or share of any registered open-end investment company; and

      (b) any other form of "security" which the Joint Code of Ethics Committee may hereafter identify as not presenting the sort of conflict of interest concerns which this Code is designed to obviate or control.

        In accordance with long-standing interpretations of the SEC, for purposes of sub-paragraph (a) above:

                (i) "security issued by the Government of the United States" shall NOT be deemed to include any indirect obligations of the Government of the United States (so-called "agency" obligations) with a remaining maturity in excess of 397 calendar days, but shall be deemed to include any obligations directly issued or guaranteed by the

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
                      Government of the United States, irrespective of the obligation's initial or remaining maturity; and

                (ii) certain so-called "money-market instruments," including conventional repurchase agreements, U.S. Government agency obligations and obligations issued or guaranteed by foreign governments maturing within 397 calendar days from date of purchase, may also be deemed to be "excepted securities."

12. "SECURITY HELD OR TO BE ACQUIRED" means, (i) any Covered Security which, within the most recent 15 days: Is or has been held by the Fund; or is being or has been considered by the Fund or its investment adviser for purchase by the Fund; and (ii) any option to purchase or sell, and any security convertible into or exchangeable for, a Covered Security described in paragraph (a)(10)(i) of this section.

DEFINED TRANSACTIONS

13. "INITIAL PUBLIC OFFERING" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration was not subject to Broker-Dealer reporting requirements of the Securities Exchange Act of 1934.

14. "LIMITED OFFERING" means an offering that is exempt from registration under state securities laws and under the Securities Act of 1933, such as transactions by an issuer not involving a public offering or sales of securities to accredited investors, or sales of securities to a limited number of investors or in limited dollar amounts.

15. "PERSONAL SECURITIES TRANSACTION" means the execution, either directly or indirectly, of any "purchase or sale of a security."

16.   "PURCHASE  OR SALE OF A COVERED  SECURITY"  shall  include  any  bargain, contract or other arrangement including the writing of an option to purchase or sell a Covered Security, by which a person (other than a USAA Fund or other IMCO-managed account) purchases, buys or otherwise acquires, or sells or otherwise disposes of, a security in which he or she currently has or thereby acquires any direct or indirect beneficial ownership interest.

      Excepted from the definition of this term and from the coverage by this Code is any "purchase or sale of a security":

      (a) involving a security or securities account over which a person has no direct or indirect influence or control;

      (b) which is non-volitional on the part of the person by or for whom the transaction is effected;

      (c) which is effected pursuant to an automatic dividend reinvestment plan; or

      (d)  involving either:

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
                (i) the purchase of a security effected upon the exercise of one or more rights issued by an issuer PRO RATA to all holders of a class of its securities, if and only to the extent to which such rights were acquired directly from such issuer; or

                (ii)  the sale of any such rights so acquired.

17. "BENEFICIAL OWNERSHIP" and "BENEFICIAL OWNER" shall have the meanings accorded to them in "Appendix B" to this Code.

18. "SHORT-TERM MATCHED PROFIT TRANSACTION" means the combination of any "personal securities transaction" (the "SUBJECT TRANSACTION") which, when matched (on either a purchase-and-sale, or sale-and-purchase, basis) with any other such transaction by or on behalf of the same investment personnel in the same (or any "equivalent") security occurring within sixty (60) calendar days before or after the subject transaction, results in actual trading profit for the investment personnel.

OTHER DEFINITIONS

19. "USAA FUNDS" means each and all of the following registered investment companies currently advised by IMCO, together with any series or portfolio thereof, as well as any such further registered investment company the board of directors or trustees of which adopts this Joint Code of Ethics:

           o    USAA Mutual Fund, Inc.
           o    USAA Investment Trust
           o    USAA Tax Exempt Fund, Inc.
           o    USAA State Tax-Free Trust
           o    USAA Life Investment Trust

20. "COMPLIANCE OFFICER" means the officer of IMCO holding that permanent title, or any other individual designated by the Joint Code of Ethics Committee to meet the responsibilities of such officer on an interim basis.

21. "Unlawful actions" means it is lawful for any affiliated person of or principal underwriter for a Fund, or any affiliated person of an investment adviser of or principal underwriter for a Fund, in connection with the purchase or sale, directly or indirectly, by the person of a Security Held or to be Acquired by the Fund: (1) To employ any device, scheme or artifice to defraud the Fund; (2) To make any untrue statement of a material fact to the Fund or omit to state a material fact necessary in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading; (3) To engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or (4) To engage in any manipulative practice with respect to the Fund.

22.   "Commission" shall mean the Securities and Exchange Commission.

                                      18